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                                                                    Exhibit 5(a)


                                December 28, 1999

Regent Communications, Inc.
50 East RiverCenter Blvd.
Suite 180
Covington, Kentucky  41011

                  Re: Registration Statement on Form S-1, File No. 333-91703, as amended by an Amendment No. 1 filed December 28, 1999

Gentlemen:

         We are acting as counsel for Regent Communications, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, of up to 15,352,500 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") to be offered to the public under Registration Statement No. 333-91703 on Form S-1, as amended (the "Registration Statement").

         We have examined originals or copies certified or otherwise identified to our satisfaction of such records of the Company, agreements and other instruments, certificates of public officials and of officers of the Company and such other documents as we have deemed necessary to form of the basis of our opinions expressed herein.

         Based on the foregoing, we are of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         2. The Common Stock, when issued and delivered in the manner contemplated by the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the reference to our firm in the prospectus included in the Registration Statement under the caption "Legal Matters."

                                               Very truly yours,


                                               STRAUSS & TROY